Exhibit 99.1

BioCardia Reports First Quarter 2024 Business Highlights and Financial Results

Sunnyvale, Calif. – May 14, 2024 - BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reported financial results for the first quarter of 2024 and filed its quarterly report on Form 10-Q for the three months ended March 31, 2024 with the Securities and Exchange Commission. The Company will also hold a conference call at 4:30 PM ET today in which it will discuss business highlights. Following management’s formal remarks, there will be a question-and-answer session.

First Quarter 2024 Highlights

●	CardiAMP™ autologous cell therapy for patients with ischemic heart failure observation of 86% relative risk reduction in mortality in those with elevated NTproBNP presented at THT2024;

●	Confirmatory pivotal trial activated with CMS reimbursement intended to confirm these results;

●	CardiAMP autologous cell therapy for patients with refractory angina showed improved exercise tolerance and reduced chest pain in open label roll-in cohort;

●	CardiALLO™ allogenic cell therapy for patients with ischemic heart failure low dose cohort first results presented at THT2024;

●	StemCardia biotherapeutic delivery partnership established for Phase I/II development;

●	CellProthera biotherapeutic delivery partner Phase I/II results accepted for presentation; and

●	Operational cash burn of $1.5M.

“In 2024 we have had positive clinical results from all three of our autologous and allogeneic cell therapy product candidates for important cardiovascular indications.” said BioCardia CEO Peter Altman, Ph.D. “Our CardiAMP autologous cell therapy program in ischemic heart failure has shown a remarkable relative risk reduction in mortality for patients with active heart failure where established therapies have had minimal impact. Significant goals for 2024 include submitting this therapy for approval in Japan, advancing our two lead pivotal trials in the United States which are reimbursed by Medicare and major commercial insurance plans, and supporting our biotherapeutics delivery partnerships.”

RECENT BUSINESS HIGHLIGHTS:

CardiAMP Autologous Cell Therapy for Patients with Ischemic Heart Failure (BCDA-01)

The CardiAMP Heart Failure Trial is an ongoing randomized, double-blinded, controlled clinical trial in the United States with 125 patients enrolled, including a 10-patient roll-in cohort. The interim results from this study, with 110 of the 115 randomized patients, were presented at the Technology and Heart Failure Therapeutics (THT) meeting on March 4, 2024. Over a mean 20 months of follow-up, patients with advanced chronic heart failure who received a single endomyocardial dose of autologous CardiAMP cell therapy had a 37% relative risk reduction in all-cause heart death equivalents and a 9% relative risk reduction in non-fatal incidence of heart attacks, strokes and hospitalization due to heart failure (MACCE). The subgroup analysis of patients with elevated NTproBNP at baseline – encompassing 59% of total enrolled randomized patients - demonstrated an 86% relative risk reduction in heart death equivalents and 24% relative risk reduction in MACCE as well as improvement in six-minute walk distance and improvement in quality of life. Final results are expected to be available in Q4 2024.

The CardiAMP Cell Therapy Heart Failure II Trial, as approved by the FDA, is intended to confirm these results. The study is a Phase III, multi-center, randomized, double blinded, sham-controlled study designed to include up to 250 patients with NTproBNP levels >500 pg/ml enrolled at up to 40 centers in the United States. The trial has greater than 90 percent power (statistical probability of success) to meet the primary endpoint based on the CardiAMP HF Trial interim results. This study was activated in the first quarter of 2024 with a goal of completing enrollment two years after the first patient is enrolled.

CardiAMP Autologous Cell Therapy for Patients with Chronic Myocardial Ischemia (BCDA-02)

The CardiAMP Cell Therapy Chronic Myocardial Ischemia Trial is a Phase III, multi-center, randomized, double-blinded, controlled study of up to 343 patients at up to forty clinical sites. Results from the recently completed open label roll-in cohort of patients having chronic myocardial ischemia with refractory angina showed an average 107 second increase in exercise tolerance and an 82% average reduction in angina episodes at the primary six-month follow-up endpoint compared to before receiving the study treatment.

CardiALLO Allogeneic Cell Therapy for Ischemic HFrEF (BCDA-03)

This trial includes a 3+3 roll-in dose escalation cohort followed by a 60-patient randomized double-blind controlled study. The cohort receiving the lowest dose of twenty million cells was initiated in December 2023. To date, no treatment-emergent adverse events, arrhythmias, rejection, or allergic response have been observed, consistent with our presentation at the Technology and Heart Failure Therapeutics meeting on March 4, 2024.

Biotherapeutic Delivery Partnerships

The Helix transendocardial biotherapeutic delivery system is a therapeutic-enabling platform for minimally invasive targeted delivery of biologic agents to the heart which we use in our own therapeutic programs. Our biotherapeutic delivery partnerships have potential to enhance future treatment options for millions of people suffering from heart disease, offset the costs of biotherapeutic delivery for our own programs, and participate in meaningful revenue sharing should our partnering efforts contribute to successful therapeutic development.

In March 2024, we announced a biotherapeutic delivery partnership with StemCardia through a Phase I/II Clinical Study. Under the partnership, BioCardia is the exclusive biotherapeutic delivery partner for StemCardia’s cell therapy candidate through studies expected to result in FDA approval of an investigational new drug application (IND) and the anticipated Phase I/II clinical development to follow.

In May 2024, our biotherapeutic delivery partner CellProthera announced their Excellent Phase 1/2b cell therapy study results in post-myocardial infarction are expected to be presented during the European Society of Cardiology Heart Failure Congress, May 14 to 16, 2024.

Morph® Access Innovations

Our planned Morph-DNA submission to the FDA for approval of a product family from 5 French to 8 French diameters is on track for submission in the second quarter of 2024 with an expected approval in the third quarter of 2024.

First Quarter 2024 Financial Results:

>	Revenues were approximately $55,000 for the three months ended March 2024, compared to approximately $64,000 for the three months ended March 2023.

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Research and development expenses were approximately $1.2 million for the three months ended March 2024 compared to approximately $2.4 million for the three months ended March 2023 following the completion of enrollment in the CardiAMP Cell Therapy Heart Failure Trial in the second half of 2023.

>	Selling, general and administrative expenses were approximately $1.1 million for the three months ended March 2024 compared to approximately $1.2 million for the three months ended March 2023.

>	Our net loss was approximately $2.3 million for the three months ended March 2024, compared to approximately $3.5 million for the three months ended March 2023.

>	Net cash used in operations for the three months ended March 2024 was approximately $1.5 million, as compared to approximately $2.6 million for the three months ended March 2023.

ANTICIPATED UPCOMING MILESTONES AND EVENTS:

>	CardiAMP Cell Therapy for Ischemic Heart Failure of Reduced Ejection Fraction (BCDA-01)

-	Q2: Enrollment in the CardiAMP Cell Therapy Heart Failure Trial

-	Q3: Japan’s PMDA consultation

-	Q4: Final data from the CardiAMP Cell Therapy Heart Failure Trial

-	Q4: Submission of clinical data to Japan’s PMDA

>	CardiAMP Cell Therapy for Chronic Myocardial Ischemia (BCDA-02)

-	Q3: Initiation of randomized cohort in pivotal CardiAMP CMI Trial

>	CardiALLO Allogeneic Mesenchymal Stem Cell Therapy for Ischemic HFrEF (BCDA-03)

-	Q2: Completion of low dose cohort

>	Helix Biotherapeutic Delivery Business

-	Q2: Third revenue sharing partnership agreement

>	Morph Access Innovations Business

-	Q3: FDA approval of Morph DNA steerable introducer sheath product family

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic platforms that enable four product candidates in development. BioCardia also partners with other biotherapeutic companies to provide its delivery systems and development support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction. The CardiAMP Cell Therapy Trial for Heart Failure has been supported financially by the Maryland Stem Cell Research Fund and the Center for Medicare and Medicaid Services. For more information visit: www.BioCardia.com.

Conference call access:

Participants can register for the conference by navigating to https://dpregister.com/sreg/10189148/fc87734564. Please note that registered participants will receive their dial-in number upon registration. For those who have not registered, to listen to the call by phone, interested parties within the U.S. should call 1-833-316-0559 and international callers should call 1-412-317-5730 and ask to be connected to the BioCardia call. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioCardia call. The conference call will also be available through a live webcast, which can be accessed through the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=TeAMFuE4.

A webcast replay of the call will be available approximately one hour after the end of the call at the above links. To access the replay internationally, please use the link https://services.choruscall.com/ccforms/replay.html. A telephonic replay of the call will be available and may be accessed by calling 1-877-344-7529 (domestic), 1-412-317-0088 (international) or 855-669-9658 (Canada) by using access code 5376275.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the enrollment in our clinical trials, the availability of data from our clinical trials, filings and communications with the FDA and Japan’s Pharmaceutical and Medical Device Agency, FDA and Japanese product clearances, the efficacy and safety of our products and therapies, preliminary conclusions about new data, the achievement of any of the anticipated upcoming milestones, our positioning for growth or the market for our products and therapies, the expected benefits of our intellectual property, future prospects, regulatory timelines, and other statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter into licensing and partnering arrangements and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent the development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2024, under the caption titled “Risk Factors,” and in our subsequently filed Quarterly Report on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

BioCardia, Inc.

Condensed Consolidated Statements of Operations
(Unaudited in thousands, except share and per share amounts)

	Three Months ended March 31,
	2024	2023
Revenue:
Collaboration agreement revenue	$55	$64
Costs and expenses:
Research and development	1,241	2,384
Selling, general and administrative	1,089	1,190
Total costs and expenses	2,330	3,574
Operating loss	(2,275)	(3,510)
Other income (expense):
Total other income, net	8	9
Net loss	$(2,267)	$(3,501)

Net loss per share, basic and diluted	$(0.09)	$(0.17)

Weighted-average shares used in computing net loss per share, basic and diluted	25,133,093	20,177,167

BioCardia, Inc.
Selected Balance Sheet Data
(amounts in thousands)

	March 31,	December 31,
	2024(1)	2023(1)

Assets:
Cash and cash equivalents	$949	$1,103
Other current assets	310	358
Property, plant and equipment and other noncurrent assets	1,420	1,526
Total assets	$2,679	$2,987
Liabilities and Stockholders’ Deficit
Current liabilities	$4,071	$3,608
Operating lease liability - noncurrent	883	982
Total stockholders’ deficit	(2,275)	(1,603)
Total liabilities and stockholders’ deficit	$2,679	$2,987

(1)   March 31, 2024 amounts are unaudited. December 31, 2023 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission on March 27, 2024.

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Media Contact:
Miranda Peto, Marketing / Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120